NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2018 Fourth Quarter and Year End Results

FITCHBURG, MA, March 19, 2019 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announced results for its fourth quarter and year ended December 31, 2018.

“For the twelve months ended December 31, 2018, the Company reported a slight increase in gross profit on lower net sales, and by controlling operating expenses,  improved the loss per share by 19% compared to 2017, despite large losses in the fourth quarter,” said Bill Laursen, President and Chief Executive Officer.

Fourth Quarter 2018 Review

$ In thousands	Q4 2018	Q4 2017	$ Change	% Change
Net sales	$4,124	$4,539	$(415)	-9.1%
Gross profit	$-21	$565	$(586)	-103.7%
Gross margin	-0.5%	12.4%
Net loss	$(875)	$(364)	$(511)
Loss per share	$(0.31)	$(0.13)	$(0.18)

The decrease in net sales in the fourth quarter of 2018 as compared to the same period in the prior year was due to lower net sales of machined components, partly offset by an increase in net sales of sensors.

2018 Review

$ In thousands	2018	2017	$ Change	% Change
Net sales	$19,565	$20,103	$(538)	-2.7%
Gross profit	$2,324	$2,292	$32	1.4%
Gross margin	11.9%	11.4%
Net loss	$(1,098)	$(1,355)	$257
Loss per share	$(0.39)	$(0.48)	$0.09

Net sales for 2018 decreased compared to 2017 due primarily to a decrease in net sales of machined components, thermoplastic injection molding and tooling, partly offset by an increase in net sales of sensors.

Adjusted EBITDA(1) for the year ended December 31, 2018 was $878 thousand compared to $823 thousand for the year ended December 31, 2017.

(1)See attached table for additional important disclosures regarding the Company’s use of Adjusted EBITDA, as well as a reconciliation of net loss from operations to Adjusted EBITDA.

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Micron Solutions, Inc. Reports 2018 Fourth Quarter and Year End Results

March 19, 2019

Recent Initiatives:

•	In November 2018, the Company appointed a new President and Chief Executive Officer, Mr. Bill Laursen, who brings with him extensive experience in growth of technical manufacturing companies.
•	In the first quarter of 2019, the Company initiated strategies to improve our organizational structure and operational processes.
•	In March 2019, the Company hired a Senior Vice President of Operations.
•	The Company has entered into new Sales Representation Agreements which have improved our sales pipeline.

Outlook:

“A solid sales pipeline, booked orders, a new product launch process, operational improvements along with new management team members positions us to improve  revenue and EBITDA in 2019,” concluded Mr. Laursen.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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Micron Solutions, Inc. Reports 2018 Fourth Quarter and Year End Results

March 19, 2019

For more information, contact:

Derek T. Welch
Chief Financial Officer
978.345.5000

FINANCIAL TABLES FOLLOW.

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Micron Solutions, Inc. Reports 2018 Fourth Quarter and Year End Results

March 19, 2019

MICRON SOLUTIONS, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net loss	$(875)	$(364)	$(1,098)	$(1,355)
Income tax benefit	2	(1)	2	(1)
Other (income) expense	(20)	—	(53)	(57)
Interest expense	97	160	391	395
Depreciation and amortization	374	404	1,504	1,611
Share-based compensation	47	52	132	137
Non-recurring consulting and other expenses	—	15	—	93
Adjusted EBITDA	$(375)	$266	$878	$823
Adjusted EBITDA margin %	-9.1%	5.9%	4.5%	4.1%

(1) Non-GAAP Financial Measures

In addition to reporting net loss, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, share-based compensation expense and certain non-recurring charges), which is a non-GAAP measure.  Share-based compensation includes directors fees paid by means of stock grants versus cash.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net loss and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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